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                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


NO-LAPSE PROVISION AMENDMENT

The "No-Lapse Provision" subsection of the policy is deleted and replaced with the following:

NO-LAPSE PROVISIONS. If elected on the application, this policy includes the No-Lapse Provisions as shown on the POLICY SPECIFICATIONS and described below. This provision is not available with Death Benefit Option 3 (See INSURANCE COVERAGE PROVISIONS).

A. AGE 100 NO-LAPSE PROVISION. A payment of the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse before the younger Insured reaches or would have reached Age 100 if he or she is the first to die. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the Age 100 No-Lapse Premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any indebtedness and partial surrenders is at least equal to the sum of the Age 100 No-Lapse Premiums due since the Date of Issue, the policy will not lapse until the younger Insured reaches or would have reached Age 100 even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below.

     The Age 100 No-Lapse Provision will terminate upon the earliest of the following to occur: (a) the Age 100 No-Lapse Premium payment requirement described above is not met, (b) there is an increase in the Specified Amount, (c) there is a change in the Death Benefit Option, or (d) the younger Insured reaches or would have reached Age 100. Upon termination of the Age 100 No-Lapse Provision, if it is determined that the conditions for the 20 Year No-Lapse Provision have been satisfied, the policy will remain in force as set forth in the 20 Year No-Lapse Provision. Once the Age 100 No-Lapse Provision is terminated, it cannot be reinstated.

B. 20 YEAR NO-LAPSE PROVISION. A payment of the 20 Year No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse during the first 20 Policy Years. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the 20 Year No-Lapse premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any indebtedness and partial surrenders is at least equal to the sum of the 20 Year No-Lapse Premiums due since the Date of Issue, the policy will not lapse during the first 20 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below.

     The 20 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) the 20 year No-Lapse Premium payment requirement described above is not met, (b) there is an increase in the Specified Amount, (c) there is a change in the Death Benefit Option, (d) the younger Insured reaches or would have reached Age 100, or (e) at the beginning of the 21st Policy Year.


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     The 20 Year No-Lapse Provision applies for the first 20 Policy Years only.
     Continuing to pay the 20 Year No-Lapse Premium amount beyond the expiration of the 20 Year No-Lapse Provision does not guarantee that the policy will not lapse. Upon termination of the 20 Year No-Lapse Provision, if it is determined that the conditions for the 10 Year No-Lapse Provision have been satisfied, the policy will remain in force as set forth in the 10 Year No-Lapse Provision. Once the 20 Year No-Lapse Provision is terminated, it cannot be reinstated.

C. 10 YEAR NO-LAPSE PROVISION. A payment of the 10 Year No-Lapse Premium shown in the POLICY SPECIFICATIONS is due as of the Date of Issue and each Monthly Anniversary Day thereafter to guarantee the policy will not lapse during the first 10 Policy Years. All or a portion of the remaining monthly premiums can be paid in advance at any time. (For example, 12 times the 10 Year No-Lapse premium shown in the POLICY SPECIFICATIONS can be paid in the beginning of a Policy Year to satisfy the requirements for that Policy Year.) As long as the sum of all premium payments less any indebtedness and partial surrenders is at least equal to the sum of the 10 Year No-Lapse Premiums due since the Date of Issue, the policy will not lapse during the first 10 Policy Years even if the Net Accumulation Value is insufficient to meet the Monthly Deductions, except as provided below.

     The 10 Year No-Lapse provision will terminate upon the earliest of the following to occur: (a) the 10 year No-Lapse Premium payment requirement described above is not met, (b) there is an increase in the Specified Amount, (c) there is a change in the Death Benefit Option, (d) the younger Insured reaches or would have reached Age 100, or (e) at the beginning of the 11th Policy Year.

     The 10 Year No-Lapse Provision applies for the first 10 Policy Years only. Continuing to pay the 10 Year No-Lapse Premium amount beyond the expiration of the 10 Year No-Lapse Provision does not guarantee that the policy will not lapse. Once the 10 Year No-Lapse Provision is terminated, it cannot be reinstated.

NO-LAPSE PROVISION GRACE PERIOD. A period of at least 61 days will be granted for the No-Lapse Premiums if on any Monthly Anniversary Day it is determined that the selected No-Lapse Premium or the No-Lapse premium for any shorter duration has not been met. At least 31 days before the end of that period, Lincoln Life will notify the Owner of the amount of premium necessary to maintain the No-Lapse Provision. If the policy is terminated, the No-Lapse Provision will also terminate.

EFFECTIVE DATE: The Effective Date of this amendment is the Date of Issue of the policy or the date this amendment is attached to the policy, whichever is later.

This amendment rider is attached to and forms a part of the policy. Except as specifically altered by this amendment, all of the provisions, limitations, and exclusions of the policy remain in full force and effect.


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